Exhibit 99.02


           LG&E Energy Corp. Completes Acquisition in Argentina;
       New Initiative Announced in Natural Gas Distribution Company


LOUISVILLE, Ky., March 30 -- LG&E Energy Corp. (NYSE: LGE) announced today that it has acquired 28 percent of Invergas, S.A., the controlling entity that holds 70 percent of Gas Natural BAN, S.A. (GasBAN). GasBAN is a natural gas distribution company serving 1.1 million customers in the northern part of the province of Buenos Aires, Argentina. This acquisition marks LG&E Energy's third major investment in the Argentine gas distribution market and advances the company's strategy of investing in low-risk international developments with attractive earnings.

"Gas Natural BAN is a well-managed company and has been a strong financial performer. The acquisition will be immediately accretive to LG&E Energy's earnings in 1999 and is expected to provide solid earnings growth and an attractive rate of return. We look for it to generate strong residential customer growth in the suburban Buenos Aires area," said Roger W. Hale, LG&E Energy chairman and chief executive officer. "Our other natural gas distribution assets in Argentina have added significant value to LG&E Energy shareholders, and we expect to continue leveraging our presence in this fast-growing energy market."

GasBAN is the second largest gas distribution company in Argentina, with most of the service being provided to customers in the greater Buenos Aires metropolitan area. It has a market share of 13 percent of total volumes sold and 18 percent of residential and commercial volumes. The company sold 2.5 billion cubic meters of gas in 1998 and had gross revenues of approximately $400 million.

Compania General de Combustibles, S.A. is selling its entire interest in Invergas to LG&E Energy's global venture unit, LG&E International Inc. Gas Natural SDG of Spain is GasBAN's majority owner and technical operator. LG&E International Inc. will have one position on each of the boards of directors of Invergas, S.A. and GasBAN.

In February 1997, LG&E Energy acquired a controlling interest and management of Distribuidora de Gas del Centro, S.A. (Centro) and a minority interest in Distribuidora de Gas Cuyana, S.A. (Cuyana). Centro, serving approximately 390,000 natural gas customers in the Cordoba region, and Cuyana, serving approximately 321,000 customers of the Mendoza region, operate under the brand name of ECOGAS.

LG&E Energy Corp., headquartered in Louisville, Ky., is a diversified energy services company with businesses in power generation and project development, retail gas and electric utility services, and asset-based energy marketing. The company owns and operates Louisville Gas and Electric Company, a regulated electric and gas utility serving Louisville, Ky., and 16 surrounding counties, and Kentucky Utilities Company, a regulated electric utility, based in Lexington, Ky., which serves 77 Kentucky counties and five counties in Virginia. LG&E Energy also owns equity in and operates power plants in six states as well as in Spain, and now owns interests in three natural gas distribution companies in Argentina.

Statements in this news release that state the Company's or management's intentions, expectations or predictions of the future are forward-looking statements. The Company's actual results could differ materially from those projected in the forward-looking statements, and there can be no assurance that estimates of future results will be achieved. The Company's SEC filings contain additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements.


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